EXHIBIT 99.2: PAYCHEX, INC. MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management’s Discussion and Analysis of Financial Condition and Results of Operations reviews our operating results for each of the three fiscal years in the period ended May 31, 2005 (fiscal 2005, 2004, and 2003), and our financial condition at May 31, 2005. This review provides analysis and disclosure in addition to the disclosure contained in the Company’s June 27, 2005 press release, which is furnished as Exhibit 99.1 to this Form 8-K.

This review is preliminary and is not a complete discussion and analysis as required by the Securities and Exchange Commission for Annual Reports filed on Form 10-K or Quarterly Reports filed on Form 10-Q. We expect to file our fiscal 2005 Form 10-K with the Securities and Exchange Commission within seventy-five days after our May 31, 2005 fiscal year-end. The fiscal 2005 Form 10-K will contain a complete set of audited Consolidated Financial Statements, Notes to Consolidated Financial Statements, and the final Management’s Discussion and Analysis of Financial Condition and Results of Operations.

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain written and oral statements made by the Company or its management may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Forward-looking statements are identified by such words and phrases as “we expect,” “expected to,” “estimates,” “current outlook,” “we look forward to,” “would equate to,” “projects,” “projections,” “projected to be,” “anticipates,” “anticipated,” “we believe,” “could be,” and other similar phrases. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including statements relating to revenue growth, earnings, earnings-per-share growth, or similar projections, are forward-looking statements within the meaning of the Reform Act. Because they are forward-looking, they should be evaluated in light of important risk factors. These risk factors include, but are not limited to, the following or those which are described in the Company’s filings with the Securities and Exchange Commission — changes in demand for the Company’s products and services, including its ability to develop and market new products and services effectively, pricing changes and impact of competition, and the availability of skilled workforce; general market and economic conditions, including, among others, changes in United States employment and wage levels, changes in new hiring trends, changes in short- and long-term interest rates, changes in the market value and the credit rating of securities held by the Company; changes in the laws regulating collection and payment of payroll taxes, professional employer organizations, and employee benefits, including 401(k) plans, workers’ compensation, state unemployment, and section 125 plans; changes in technology, including use of the Internet; the possibility of failure of the Company’s operating facilities, computer systems, and communication systems during a catastrophic event; the possibility of third-party service providers failing to perform their functions; the possibility of penalties and losses resulting from errors and omissions in performing services; the possible inability of clients to meet payroll obligations; the possibility of failure in internal controls or the inability to implement business processing improvements; and potentially unfavorable outcomes related to pending legal matters; and the potential damage to the Company’s business reputation due to these and other operational risks, all of which could cause the Company’s actual results to differ materially from its anticipated results. The information provided in this document is based upon the facts and circumstances known at this time.

Overview

      We are a leading, national provider of comprehensive payroll and integrated human resource and employee benefits outsourcing solutions for small- to medium-sized businesses. We have a broad portfolio of products and services that allow our clients to meet their diverse payroll and human resource needs, which include:

•	payroll processing;

•	tax filing and payment;

•	employee payment;

•	time and attendance solutions;

•	regulatory compliance (new-hire reporting and garnishment processing);

•	retirement services administration;

•	employee benefits administration;

•	workers’ compensation insurance administration; and

•	comprehensive human resource administrative services.

      Our strategy is focused on growing our client base, increasing utilization of our ancillary services, and leveraging our technological and operating infrastructure. We earn revenues primarily through recurring fees for services performed related to our products. Service revenues are largely driven by the number of clients, utilization of ancillary services, and checks or transactions per client per pay period. We also earn interest on funds held for clients between the time of collection from our clients and remittance to the respective tax or regulatory agencies or client employees.

      Fiscal 2005 was our fifteenth consecutive year of record total revenues, net income, and diluted earnings per share. Our financial results for fiscal 2005 included the following highlights:

•	Total revenues increased 12% year-over-year to $1,445.1 million in fiscal 2005, compared with an increase of 18% in fiscal 2004 to $1,294.3 million.

•	Operating income increased 23% year-over-year to $533.8 million in fiscal 2005, compared with an increase of 8% in fiscal 2004 to $433.3 million. Operating income growth in fiscal 2005 was impacted by the $35.8 million expense charge for the reserve for pending legal matters in fiscal 2004, net incremental PEO revenue of $6.7 million in fiscal 2005 and $6.4 million in fiscal 2004, and $3.2 million of expense charges related to our captive insurance company in fiscal 2005. Operating income exclusive of interest on funds held for clients and these unusual items increased approximately 15% for fiscal 2005 and approximately 17% in fiscal 2004.

•	Net income increased 22% year-over-year to $368.8 million, compared with an increase of 3% in fiscal 2004 to $303.0 million.

•	We achieved $0.97 diluted earnings per share in fiscal 2005, compared with $0.80 diluted earnings per share in fiscal 2004.

•	Cash flow from operations was $467.9 million compared with $389.9 million in fiscal 2004.

      Our growth rates in fiscal 2005 were due to strong service revenue growth of 12% and the impact of expense charges recorded in fiscal 2004 related to pending legal matters. These expense charges reduced diluted earnings per share for fiscal 2004 by approximately $0.06 per share.

      During fiscal 2005, we began to see positive signs of economic improvement, especially in the interest rate environment. The Federal Reserve increased the Federal Funds Rate by 200 basis points since June 2004 to 3.0% as of May 31, 2005. Our combined interest on funds held for clients and corporate investment income increased 3% year-over-year for fiscal 2005. In fiscal 2005, our combined portfolios earned an average rate of return of 2.2% compared with 1.8% in fiscal 2004 and 2.5% in fiscal 2003. During fiscal 2004 and fiscal 2003, we were able to offset some of the impact of lower interest rates by realizing gains on the sale of available-for-sale securities of $19.1 million for fiscal 2004 and $17.8 million for fiscal 2003. This compares to net realized gains of $0.2 million in fiscal 2005. The impact of changing interest rates and related risks is discussed in more detail in the “Market Risk Factors” section.

      We continue to make investments in our business as part of our growth strategy. Some of these investments include the following:

      Growing the client base and increasing utilization of ancillary services: Our client base increased to approximately 522,000 clients at May 31, 2005. This compares with approximately 505,000 clients at May 31, 2004, and approximately 490,000 clients at May 31, 2003. Year-over-year client growth was approximately 3.5% for fiscal 2005, compared with 3.1% for fiscal 2004. Client growth excluding the impact of acquisitions was approximately 6% for fiscal 2005 and 7% for fiscal 2004.

      We have continued to invest in our direct sales force, as we believe there is opportunity for growth within our target market of small- to medium-sized businesses. The approximate composition of our direct sales force is summarized in the following table:

	Expected
For fiscal year ended May 31,	2006	Change	2005	Change	2004	Change	2003

Core Payroll (including international)	1,115	6%	1,050	7%	985	9%	900
MMS Payroll	195	15%	170	13%	150	20%	125
Human Resources/401(k)	240	9%	220	10%	200	11%	180
PAS/PEO	160	14%	140	33%	105	31%	80
Licensed agents for workers’ compensation and health and benefits	70	40%	50	25%	40	—	40
Time and attendance solutions	25	25%	20	100%	—	—	—

Total sales representatives	1,805	9%	1,650	12%	1,480	12%	1,325

      We believe there are opportunities for growth within our current client base, as well as with new clients, through increased utilization of our payroll-related and human resource ancillary services. Ancillary services effectively leverage the payroll processing data and, therefore, are beneficial to our operating margin. Penetration of our tax filing and payment services and our employee payment services has continued to increase, and total 90% and 65%, respectively, at May 31, 2005. Our client bases in the human resource and employee benefits areas have continued to grow, as shown in the following table:

As of May 31,	2005	2004	2003

401(k) recordkeeping clients	33,000	29,000	26,000
Workers’ compensation insurance clients	44,000	37,000	32,000
PAS/PEO worksite employees	225,000	157,000	103,000

      Acquired businesses: During fiscal 2003, we acquired two payroll service providers servicing small- to medium-sized businesses in the United States. Advantage Payroll Services, Inc. (“Advantage”) was purchased on September 20, 2002 and InterPay, Inc. (“InterPay”) was purchased on April 1, 2003. Since the completion of the acquisitions, we have integrated the sales force, branch operations, and corporate support of these acquired businesses to provide efficiencies in operations and services provided to our clients. By November 2004, we had successfully converted all InterPay clients to our Paychex software platforms and fully completed the integration of InterPay. The Advantage payroll system is being retained for the foreseeable future in order to service clients affiliated with independently owned associate offices and Advantage co-branded products.

      In April 2004, we acquired substantially all the assets and certain liabilities of Stromberg LLC (“Stromberg”). This acquisition, along with the October 2003 acquisition of Stromberg’s Time In A Box® product, has allowed us to expand our product offering to include time and attendance solutions and thus offer value-added products and services to payroll and non-payroll clients.

      Focus on customer service: We have always focused on customer service and maximizing client retention. Annual fiscal client retention is at record levels of slightly less than 80% of the beginning client base. The most significant factor contributing to our client losses is companies going out of business.

      At May 31, 2005, we maintained a strong financial position with total cash and corporate investments of $707.6 million. Our primary source of cash is our ongoing operations. Cash flow from operations was $467.9 million in fiscal 2005 and $389.9 million in fiscal 2004. Historically, we have funded our operations, capital purchases, and dividend payments from our operating activities. The acquisitions of Advantage and InterPay in fiscal 2003 and Stromberg in fiscal 2004, were funded from our cash and corporate investments. It is anticipated that current cash and corporate investment balances, along with projected operating cash flows, will support our normal business operations, capital purchases, and current dividend payments for the foreseeable future.

      For further analysis of our results of operations for fiscal years 2005, 2004, and 2003, and our financial position at May 31, 2005, refer to the charts and analysis in the “Results of Operations” and “Liquidity and Capital Resources” sections of this review and the discussion in the “Critical Accounting Policies” section of this review.

Outlook

      Our current outlook for the full fiscal year ended May 31, 2006 is summarized as follows:

•	Payroll service revenue growth is projected to be in the range of 7% to 9%.

•	Human Resource and Benefits service revenue growth is expected to be in the range of 24% to 26%.

•	Total service revenue growth is projected to be in the range of 11% to 12%.

•	Interest on funds held for clients is expected to increase approximately 25% to 30%.

•	Total revenue growth is estimated to be in the range of 11% to 12%.

•	Corporate investment income is anticipated to increase approximately 55% to 60%.

•	Effective income tax rate is expected to approximate 31.5%.

•	Net income growth is expected to be in the range of 18% to 20%.

      Purchases of property and equipment in fiscal 2006 are expected to be in the range of $75 million to $80 million. The expected increase in fiscal 2006 capital expenditures reflects printing equipment, communication system upgrades, and branch expansions. Fiscal 2006 depreciation expense is projected to be in the range of $50 million to $55 million. In addition, we project amortization of intangible assets for fiscal 2006 to be in the range of $14 million to $15 million.

      Our projections are based on current economic and interest rate conditions continuing with no significant changes. We estimate that the earnings effect of a 25-basis-point change in interest rates (17 basis points for tax-exempt investments) at the beginning of fiscal 2006 would be in the range of $3.7 million to $4.2 million for fiscal 2006. The total investment portfolio (funds held for clients and corporate investments) is expected to average approximately $3.8 billion in fiscal 2006. Given current accounting interpretations, in order to preserve the accounting treatment on available-for-sale securities of recording market value fluctuations through comprehensive income instead of through the income statement, we do not expect to realize any losses in the investment portfolios in fiscal 2006.

Results of Operations

Summary of Results of Operations for the Fiscal Years Ended May 31:

In millions, except per share amounts	2005	Change	2004	Change	2003	Change

Revenues:
Payroll	$1,136.8	9%	$1,042.0	16%	$897.5	17%
Human Resource and Benefits	247.9	25%	198.1	33%	148.5	22%

Total service revenues	1,384.7	12%	1,240.1	19%	1,046.0	17%

Interest on funds held for clients	60.4	11%	54.2	2%	53.1	-15%

Total revenues	1,445.1	12%	1,294.3	18%	1,099.1	15%

Combined operating and SG&A expenses	911.3	6%	861.0	23%	698.1	18%

Operating income	533.8	23%	433.3	8%	401.0	10%
as a % of total revenues	37%		33%		36%

Investment income, net	12.4	-25%	16.5	-46%	30.5	-3%

Income before income taxes	546.2	21%	449.8	4%	431.5	9%
as a % of total revenues	38%		35%		39%

Income taxes	177.4	21%	146.8	6%	138.0	15%

Net income	$368.8	22%	$303.0	3%	$293.5	7%

as a % of total revenues	26%		23%		27%

Diluted earnings per share	$0.97	21%	$0.80	3%	$0.78	7%

      Details regarding our combined funds held for clients and corporate investment portfolios are as follows:

($ in millions)
For the fiscal year ended May 31,	2005	2004	2003

Average investment balances:
Funds held for clients	$2,759.7	$2,515.3	$2,176.4
Corporate investments	599.5	446.9	547.6

Total	$3,359.2	$2,962.2	$2,724.0

Average interest rates earned (exclusive of realized gains/losses):
Funds held for clients	2.2%	1.7%	2.3%
Corporate investments	2.1%	2.3%	3.3%
Combined funds held for clients and corporate investments	2.2%	1.8%	2.5%

Net realized gains:
Funds held for clients	$0.3	$11.7	$4.1
Corporate investments	(0.1)	7.4	13.7

Total	$0.2	$19.1	$17.8

As of May 31,	2005	2004	2003

Unrealized (losses)/gains on available-for-sale portfolio (in millions)	$(9.9)	$(4.2)	$45.0
Federal Funds rate	3.00%	1.00%	1.25%
Three-year “AAA” municipal securities yield	2.85%	2.50%	1.40%
Total available-for-sale securities (in millions)	$1,800.8	$1,927.8	$1,500.5
Average duration of available-for-sale securities portfolio (in years)	1.7	2.1	2.3
Weighted average yield-to-maturity of available-for-sale securities portfolio	2.7%	2.3%	3.1%

      Revenues: Our total service revenues are comprised of revenues from the Payroll and Human Resource and Benefits product lines. Payroll service revenues are earned primarily from payroll processing, tax filing and payment services, employee payment services, and other ancillary services through either our Core Payroll or Major Market Services. Human Resource and Benefits service revenues are earned primarily from retirement services, workers’ compensation insurance administration, section 125 plan administration, Paychex Administrative Services (“PAS”) and Professional Employer Organization (“PEO”) services, and time and attendance solutions.

      Our total service revenues growth year-over-year was 12% for fiscal 2005 and 19% for fiscal 2004. The year-over-year growth in Payroll service revenues in fiscal 2005 was due to increased utilization of our ancillary services, growth from within our current client base, and price increases. The increase in Payroll service revenues in fiscal 2004 compared with fiscal 2003 was attributable to these same factors as well as the acquisitions of Advantage and InterPay in fiscal 2003.

      As of May 31, 2005, 90% of all clients utilized our tax filing and payment services, compared with 89% at May 31, 2004, and 87% at May 31, 2003. We believe our client utilization percentage of the tax filing and payment services is near maturity. Our employee payment services were utilized by 65% of our clients at May 31, 2005, compared with 63% at May 31, 2004, and 60% at May 31, 2003. More than 95% of new clients purchase our tax filing and payment services and more than 75% of new clients purchase our employee payment services. Major Market Services revenues totaled $177.7 million, $139.7 million, and $101.7 million for fiscal years 2005, 2004, and 2003, respectively. This represents year-over-year revenue growth of 27% for fiscal 2005 and 37% for fiscal 2004. Approximately one-third of our new Major Market Services clients are conversions from our Core Payroll service.

      The increases in Human Resource and Benefits service revenues in fiscal 2005 and fiscal 2004 are primarily related to growth in the number of clients utilizing Retirement Services products, growth in client employees for PAS and PEO services, and the benefit of revenue from the April 2004 acquisition of Stromberg time and attendance solutions.

      Retirement Services revenues totaled $91.4 million, $79.0 million, and $66.7 million in fiscal 2005, 2004, and 2003, respectively. This represents year-over-year revenue growth of 17% and 18% for fiscal 2005 and fiscal 2004. We serviced over 33,000 and 29,000 Retirement Services clients at May 31, 2005 and 2004, respectively.

      PAS is a combined package of services that include payroll, employer compliance, human resource and employee benefits administration, and risk management outsourcing designed to make it easier for businesses to manage their payroll and benefit costs. Our PEO service provides primarily the same services as PAS, but with Paychex acting as a co-employer of the client’s employees. The PEO service is available primarily in the states of Florida and Georgia, where PEOs are more prevalent. Sales of the PAS and PEO products have been strong, with administrative fee revenues from these services increasing 39% and 34% for fiscal 2005 and 2004, respectively. Our PAS and PEO products serviced over 225,000 and 157,000 client employees as of May 31, 2005 and 2004, respectively.

      The increase in interest on funds held for clients in fiscal 2005 compared with fiscal 2004 is the result of higher average interest rates earned in fiscal 2005 and higher average portfolio balances, offset by lower net realized gains on the sales of available-for-sale securities. The increase in interest on funds held for clients in fiscal 2004 is the result of higher net realized gains on the sale of available-for-sale securities and higher average portfolio balances, offset by lower average interest rates earned in fiscal 2004. The higher average portfolio balances in both fiscal 2005 and fiscal 2004 were driven by organic client base growth and fiscal 2004 benefited from our acquisitions of Advantage and InterPay in fiscal 2003.

      Combined Operating and SG&A Expenses: The following table summarizes total combined operating and selling, general, and administrative (“SG&A”) expenses for the fiscal year ended May 31:

In millions	2005	Change	2004	Change	2003	Change

Compensation-related expenses	$571.4	12%	$510.2	17%	$435.7	16%
Facilities (excluding depreciation) expenses	44.1	-3%	45.3	7%	42.4	16%
Depreciation of property and equipment	46.2	18%	39.2	16%	33.9	26%
Amortization of intangible assets	15.8	-5%	16.6	75%	9.5	280%
Other expenses	233.8	9%	213.9	21%	176.6	18%

	911.3	10%	825.2	18%	698.1	18%

Expense charge to increase legal reserve	—	—	35.8	—	—	—

Total operating and SG&A expenses	$911.3	6%	$861.0	23%	$698.1	18%

      Combined operating and selling, general and administrative expenses increased 10% in fiscal 2005 and 18% in fiscal 2004, excluding the expense charge to increase legal reserve. These increases are primarily the result of our investments in personnel, information technology and other costs to support organic growth, and additional expenses as a result of our April 2004 acquisition of Stromberg. Our acquisitions of Advantage and InterPay in fiscal 2003 contributed to the increases in expenses in fiscal 2004. At May 31, 2005, we had approximately 10,000 employees compared with approximately 9,400 at May 31, 2004, and 8,850 at May 31, 2003.

      Depreciation expense is primarily related to buildings, furniture and fixtures, data processing equipment, and software. In addition to the impact from the 2003 acquisitions of businesses, depreciation expense in fiscal 2004 was higher due in part to the purchase of a 220,000-square-foot facility in Rochester, New York, and the placement into service of our $30.0 million consolidated data center, both of which occurred during the first half of fiscal 2003. Amortization of intangible assets is primarily related to client lists obtained from our fiscal 2003 acquisitions. Other expenses include items such as delivery, forms and supplies, communications, travel and entertainment, professional services, and other costs incurred to support our business.

      Operating Income: Operating income year-over-year growth was 23% for fiscal 2005 and 8% for fiscal 2004.

The increases in operating income in fiscal 2005 and fiscal 2004 are attributable to the factors previously discussed. Operating income growth in fiscal 2005 was impacted by the $35.8 million expense charge for the reserve for pending legal matters in fiscal 2004, net incremental PEO revenue of $6.7 million in fiscal 2005 and $6.4 million in fiscal 2004, and $3.2 million of expense charges related to our captive insurance company in fiscal 2005. Operating income exclusive of interest on funds held for clients and these unusual items increased approximately 15% for fiscal 2005 and approximately 17% in fiscal 2004.

      Investment Income: Investment income, net, primarily represents earnings from our cash and cash equivalents and investments in available-for-sale investment securities. Investment income does not include interest on funds held for clients, which is included in total revenues. The decrease in investment income in fiscal 2005 compared with fiscal 2004 is mainly due to lower net realized gains on the sales of available-for-sale securities and lower average interest rates earned in fiscal 2005 on longer term investments, offset by an increase in average daily invested balances. The decrease in investment income in fiscal 2004 compared with fiscal 2003 is mainly due to a decrease in average daily invested balances, lower average interest rates earned, and lower net realized gains on the sale of available-for-sale investments. The decrease in average daily invested balances in fiscal 2004 is primarily the result of the sale of corporate investments to fund our Advantage and InterPay acquisitions in fiscal 2003.

      Income Taxes: Our effective income tax rate was 32.5% in fiscal 2005, compared with 32.6% in fiscal 2004, and 32.0% in fiscal 2003. The increase in our effective income tax rate in fiscal 2004 was primarily the result of lower levels of tax-exempt income, which is derived primarily from municipal debt securities in the funds held for clients and corporate investment portfolios.

      Net Income: Net income year-over-year growth was 22% for fiscal 2005 and 3% for fiscal 2004. The increases in net income for fiscal 2005 and fiscal 2004 are attributable to the factors previously discussed.

Liquidity and Capital Resources

      At May 31, 2005, our principal source of liquidity was $707.6 million of cash and corporate investment balances. Current cash and corporate investments and projected operating cash flows are expected to support our normal business operations, capital purchases, and current dividend payments for the foreseeable future.

Commitments and Contractual Obligations

      We have unused borrowing capacity available under four uncommitted, secured, short-term lines of credit with financial institutions at market rates of interest as follows:

Financial Institution	Amount Available	Expiration Date

JP Morgan Chase Bank, N.A.	$350 million	February 2006
Fleet National Bank, a Bank of America company	$250 million	February 2006
PNC Bank, National Association	$150 million	February 2006
Wells Fargo Bank, National Association	$150 million	February 2006

      Our Credit Facilities are evidenced by Promissory Notes and are secured by separate Pledge Security Agreements by and between Paychex and each of the financial institutions (the “Lenders”), pursuant to which we have granted each of the Lenders a security interest in certain of our investment securities accounts. The collateral is maintained in a pooled custody account pursuant to the terms of a Control Agreement and is to be administered under an Intercreditor Agreement among the Lenders. Under certain circumstances, individual Lenders may require that collateral be transferred from the pooled account into segregated accounts for the benefit of such individual Lenders.

      The primary uses of the lines of credit would be to meet short-term funding requirements related to deposit account overdrafts and client fund deposit obligations arising from electronic payment transactions on behalf of our clients in the ordinary course of business, if necessary. No amounts were outstanding against our lines of credit during fiscal 2005 or at May 31, 2005.

      We had standby letters of credit outstanding totaling $53.1 million and $8.4 million at May 31, 2005 and 2004, respectively, required to secure commitments for certain of our insurance policies. These letters of credit at May 31, 2005, expire at various dates between December 2005 and July 2006. Included in the $53.1 million is a $44.2 million letter of credit arrangement entered into in fiscal 2005. The letters of credit are secured by securities held in our corporate investment portfolios, including the $44.2 million letter of credit for which funds have been segregated into a separate account. No amounts were outstanding on these letters of credit during fiscal 2005 or at May 31, 2005.

      We have entered into various operating leases and purchase obligations that, under U.S. generally accepted accounting principles, are not reflected on the Consolidated Balance Sheets at May 31, 2005. The table below summarizes our estimated annual payment obligations under these commitments, as well as other contractual obligations shown as other liabilities on the Consolidated Balance Sheets at May 31, 2005:

	Payments due by period
		Less than 1			More than
In millions	Total	year	1-3 years	4-5 years	5 years

Operating leases (1)	$133.6	$36.5	$56.6	$32.5	$8.0
Other purchase obligations (2)	63.9	36.8	17.2	7.1	2.8
Other liabilities (3)	2.5	0.9	0.7	0.9	—

Total	$200.0	$74.2	$74.5	$40.5	$10.8

(1)	Operating leases are primarily for office space and equipment used in our branch operations throughout the United States. These amounts do not include future payments under redundant leases related to the acquisitions of Advantage and InterPay, which are included in the table above with other liabilities.

(2)	Purchase obligations include our estimate of the minimum outstanding commitments under purchase orders to buy goods and services and legally binding contractual arrangements with future payment obligations. Included in the total purchase obligations is $13.7 million of commitments to purchase capital assets. Amounts actually paid under some of these arrangements may be higher due to variable components of these agreements.

(3)	The obligations shown as other liabilities are reflected in the Consolidated Balance Sheets at May 31, 2005, with $0.9 million in other current liabilities and $1.6 million in other long-term liabilities. Certain deferred compensation plan obligations and other long-term liabilities amounting to $31.6 million are excluded because the timing of actual payments cannot be specifically or reasonably determined due to the variability in assumptions required to project the timing of future payments.

      Through our acquisition of Advantage, Advantage has license agreements with fifteen independently owned associate offices (“Associates”), which are responsible for selling and marketing Advantage payroll services and performing certain operational functions, while Paychex and Advantage provide all centralized back-office payroll processing and tax filing services. In addition, Advantage has a relationship with New England Business Service, Inc. (“NEBS”) whereby Advantage performs all client functions other than sales and marketing. Under these arrangements, Advantage pays the Associates and NEBS commissions based on processing activity for the related clients. Since the actual amounts of future payments is uncertain, obligations under these arrangements are not included in the table above. Commission expense for the Associates and NEBS in fiscal 2005 and fiscal 2004 was $16.7 million and $14.4 million, respectively.

      In the normal course of business, we make representations and warranties that guarantee the performance of our services under service arrangements with clients. In addition, we have entered into indemnification agreements with our officers and directors, which require us to defend and, if necessary, indemnify these individuals for certain pending or future legal claims as they relate to their services to Paychex and our subsidiaries. Historically, there have been no material losses related to such guarantees and indemnifications.

      We currently self-insure the deductible portion of various insured exposures under certain of our employee benefit plans. Our estimated loss exposure under these insurance arrangements is recorded in other current liabilities. Historically, the amounts accrued have not been material. We have insurance coverage in addition to our purchased primary insurance policies for gap coverage for employment practices liability, errors and omissions, warranty liability and acts of terrorism, and capacity for deductibles and self-insured retentions through our captive insurance company.

Off-Balance Sheet Arrangements

      As part of our ongoing business, we do not participate in transactions with unconsolidated entities such as special purpose entities or structured finance entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other limited purposes.

Operating Cash Flow Activities

For the fiscal year ended May 31, (In millions)	2005	2004	2003

Net income	$368.8	$303.0	$293.5
Non-cash adjustments to net income	108.0	106.5	64.4
Cash (used in)/provided by changes in working capital and other assets and other liabilities	(8.9)	(19.6)	15.7

Net cash provided by operating activities	$467.9	$389.9	$373.6

      The increase in our operating cash flows in fiscal 2005 and fiscal 2004 reflects higher net income adjusted for non-cash items, impacted by cash from working capital. The increases in non-cash adjustments to net income are primarily related to higher depreciation and amortization on fixed and intangible assets. In fiscal 2004, non-cash adjustments to net income were also impacted by $35.8 million in expense charges to increase the reserve for pending legal matters. The fluctuations in our working capital between periods were primarily related to the timing of accounts receivable billing and collection, and timing of payments for compensation, PEO payroll, income tax, and other liabilities.

Investing Cash Flow Activities

For the fiscal year ended May 31, (In millions)	2005	2004	2003

Net change in funds held for clients and corporate investment activities	$(152.2)	$(24.9)	$358.4
Purchases of property and equipment, net of proceeds from the sale of property and equipment	(67.2)	(50.6)	(60.2)
Acquisitions of businesses, net of cash acquired	(0.4)	(13.2)	(492.6)
Purchases of other assets	(2.7)	(2.4)	(3.9)

Net cash used in investing activities	$(222.5)	$(91.1)	$(198.3)

      Funds held for clients and corporate investments: Funds held for clients are primarily comprised of short-term funds and available-for-sale debt securities. Corporate investments are primarily comprised of available-for-sale debt securities.

      The amount of funds held for clients will vary based upon the timing of collecting client funds, and the related remittance of funds to tax authorities for tax filing and payment services and to employees of clients utilizing employee payment services. Fluctuations in net funds held for clients and corporate investment activities primarily relate to timing of purchases, sales, or maturities of corporate investments. During fiscal 2003, corporate investments were sold to fund the acquisitions of Advantage and InterPay. Additional discussion of interest rates and related risks is included in the “Market Risk Factors” section of this review.

      Acquisitions of businesses, net of cash acquired: In fiscal 2005, we paid $0.4 million related to the acquisition of Stromberg. In fiscal 2004, we paid approximately $12.6 million in cash for the acquisition of Stromberg and $0.6 million of additional purchase price related to the InterPay acquisition. In fiscal 2003, we paid $314.4 million in cash for the acquisition of Advantage and $181.7 million in cash for the acquisition of InterPay.

      Purchases of property and equipment: To support our continued client and ancillary product growth, purchases of property and equipment were made for data processing equipment and software, and for the expansion and upgrade of various operating facilities. In fiscal 2005, we made purchases of property and equipment of $70.7 million, compared with $50.6 million of purchases in fiscal 2004, and $60.2 million in fiscal 2003. In May 2005, we purchased a 127,000-square-foot facility in Rochester, New York for $10.5 million. The capital expenditures in fiscal 2003 include the purchase of a 220,000-square-foot facility in Rochester, New York. In the second quarter of fiscal 2003, we placed into service a consolidated data center to enhance data processing and disaster recovery capabilities. Purchases for the data center of data processing equipment, software, and building improvements in fiscal 2003 was approximately $12.2 million. Construction in progress totaled $29.5 million and $10.9 million at May 31, 2005 and 2004, respectively. A significant portion of these costs represent software being developed for internal use.

      During fiscal 2005, fiscal 2004, and fiscal 2003, we purchased approximately $2.5 million, $1.2 million, and $2.6 million, respectively, of data processing equipment and software from EMC Corporation, whose President and Chief Executive Officer is a member of our Board of Directors.

Financing Cash Flow Activities

For the fiscal year ended May 31, (In millions, except per share amounts)	2005	2004	2003

Dividends paid	$(193.0)	$(177.4)	$(165.5)
Proceeds from exercise of stock options	9.0	18.3	8.2

Net cash used in financing activities	$(184.0)	$(159.1)	$(157.3)

Cash dividends per common share	$0.51	$0.47	$0.44

      Dividends paid: In October 2004, our Board of Directors approved an 8.3% increase in the quarterly dividend payment to $0.13 per share from $0.12 per share. In October 2003, our Board of Directors approved a 9.1% increase in the quarterly dividend payment to $0.12 per share from $0.11 per share. The dividends paid as a percentage of net income totaled 52%, 59%, and 56% in fiscal 2005, fiscal 2004, and fiscal 2003, respectively. Future dividends are dependent on our future earnings and cash flow and are subject to the discretion of our Board of Directors.

      Proceeds from exercise of stock options: The decrease in proceeds from the exercise of stock options in fiscal 2005 compared with fiscal 2004 is primarily due to a decrease in the number of shares exercised. The increase in proceeds from the exercise of stock options in fiscal 2004 compared with fiscal 2003 is primarily due to an increase in both the average exercise price per share and the number of shares exercised. Shares exercised in fiscal 2005 were 0.7 million compared with 1.3 million shares in fiscal 2004 and 0.8 million shares in fiscal 2003. We have recognized a tax benefit from the exercise of stock options of $4.5 million, $10.2 million, and $5.5 million for fiscal 2005, fiscal 2004, and fiscal 2003, respectively. This tax benefit reduces the accrued income tax liability and increases additional paid-in capital, with no impact on the expense amount for income taxes.

Other

      New accounting pronouncements: On December 16, 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 123R, “Share-Based Payment,” which replaces SFAS No. 123, “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” This statement will require that all share-based payments to employees, including grants of employee stock options, be recognized as compensation costs in the financial statements based on their fair values. The pro forma disclosure of the effect on net earnings and earnings per share as if we had applied the fair value method of accounting for stock-based compensation under SFAS No. 123 will be contained in Note A to the Consolidated Financial Statements in Item 8 of our filed Form 10-K under the heading “Stock-Based Compensation Costs.” However, the calculation of compensation costs for share-based payment transactions in accordance with SFAS No. 123R may be different from the calculation of compensation cost under SFAS No. 123. We are currently evaluating the new standard and the models that may be used to calculate the expense for future share-based payment transactions. The effective date of SFAS No. 123R was delayed until fiscal years beginning after June 15, 2005. We anticipate adopting this standard for our fiscal year beginning June 1, 2006.

      In December 2004, the FASB issued SFAS No. 153, “Exchanges of Non-monetary Assets, an amendment of APB Opinion No. 29,” which eliminates the exception from fair value measurement for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. The statement defines a non-monetary exchange with commercial substance as one in which the future cash flows of an entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for fiscal years beginning after June 15, 2005. We will adopt this statement as required, and we do not believe the adoption will have a material effect on our results of operations or financial position.

      In March 2005, the FASB issued FASB Staff Position (“FSP”) FIN 46(R)-5 “Implicit Variable Interests under FASB Interpretation No. 46, Consolidation of Variable Interest Entities.” FSP FIN 46(R)-5 provides guidance for a reporting enterprise that holds an implicit variable interest in a variable interest entity (“VIE”) and is also a related party to other variable interest holders. This guidance requires that if the aggregate variable interests held by the reporting enterprise and its related parties would, if held by a single party, identify that party as the primary beneficiary, then the party within the related party group that is most closely associated with the VIE is the primary beneficiary. The effective date of FSP FIN 46(R)-5 is the first reporting period beginning after March 3, 2005 with early application permitted for periods for which financial statements have not been issued. We do not believe that implementation of this FSP will have a material effect on our results of operations or financial position.

      In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections,” which establishes, unless impracticable, retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirements specific to the newly adopted accounting principle. The statement provides guidance for determining whether retrospective application of a change in accounting principle is impracticable. The statement also addresses the reporting of a correction of error by restating previously issued financial statements. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. We will adopt this statement as required, and we do not believe the adoption will have a material effect on our results of operations or financial position.

Critical Accounting Policies

      Our discussion and analysis of our financial condition and results of operations are based upon our Consolidated Financial Statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires us to make estimates, judgments, and assumptions that affect reported amounts of assets, liabilities, revenues, and expenses. On an ongoing basis, we evaluate the accounting policies and estimates used to prepare the Consolidated Financial Statements. We base our estimates on historical experience, future expectations, and assumptions believed to be reasonable under current facts and circumstances. Actual amounts and results could differ from these estimates. Certain accounting policies that are deemed critical to our results of operations or financial position are discussed below.

      Revenue recognition: Service revenues are recognized in the period services are rendered and earned under service arrangements with clients where service fees are fixed or determinable and collectibility is reasonably assured. Certain processing services are provided under annual service arrangements with revenue recognized ratably over the annual service period. Our service revenues are largely attributable to payroll-related processing services where the fee is based on a fixed amount per processing period or a fixed amount per processing period plus a fee per employee or transaction processed. The revenue earned on delivery service for the distribution of certain client payroll checks and reports is included in service revenues, and the costs for delivery are included in operating costs on the Consolidated Statements of Income.

      PEO revenues are included in service revenues and are reported net of direct costs billed and incurred, which include wages, taxes, benefit premiums, and claims of PEO worksite employees. Direct costs billed and incurred for PEO worksite employees were $2,230.8 million, $1,846.1 million, and $1,460.7 million for fiscal 2005, 2004, and 2003, respectively.

      Revenues from certain time and attendance solutions are recognized using the residual method when all of the following are present: persuasive evidence of an arrangement exists, typically a non-cancelable sales order; delivery is complete for the software and hardware; the fee is fixed or determinable and free of contingencies; and

collectibility is reasonably assured. Maintenance contracts are generally purchased by our clients in conjunction with their purchase of certain time and attendance solutions. Revenue from these maintenance contracts is recognized ratably over the term of the contract.

      Interest on funds held for clients is earned primarily on funds that are collected from clients before due dates for payroll tax filing and payment services and for employee payment services, and invested until remittance to the applicable tax agencies or client employees. These collections from clients are typically remitted between one and thirty days after receipt, with some items extending to ninety days. The interest earned on these funds is included in total revenues on the Consolidated Statements of Income because the collection, holding, and remittance of these funds are critical components of providing these services. Interest on funds held for clients also includes net realized gains and losses from the sale of available-for-sale securities.

      PEO workers’ compensation insurance: Workers’ compensation insurance reserves are established to provide for the estimated costs of paying claims underwritten by us. These reserves include estimates for reported losses, plus amounts for those claims incurred but not reported and estimates of certain expenses associated with processing and settling the claims. In establishing the workers’ compensation insurance reserves, we utilize an independent actuary. We do not discount our reserves for workers’ compensation insurance.

      Estimating the ultimate cost of future claims is an uncertain and complex process based upon historical loss experience and actuarial loss projections, and is subject to change due to multiple factors, including social and economic trends, changes in legal liability law and damage awards, all of which could materially impact the reserves as reported in the financial statements. Accordingly, final claim settlements may vary from our present estimates, particularly when those payments may not occur until well into the future.

      We regularly review the adequacy of our estimated workers’ compensation insurance reserves. Adjustments to previously established reserves are reflected in the operating results of the period in which the adjustment is determined to be necessary. Such adjustments could possibly be significant, reflecting any variety of new and adverse or favorable trends.

      In fiscal 2004, workers’ compensation insurance for PEO worksite employees was provided under a pre-funded, deductible workers’ compensation policy with a national insurance company. In fiscal 2005, the policy was no longer pre-funded and claims were paid as incurred. Our maximum individual claims liability was $500,000 under each of the fiscal 2004 and 2005 policies.

      We had recorded the following amounts on our Consolidated Balance Sheets for workers’ compensation claims as of May 31:

(In thousands)	Prepaid	Current	Long-term
Fiscal year	expense	liability	liability

Fiscal 2005	$3,702	$7,164	$13,963
Fiscal 2004	$4,990	$1,800	$—

      Valuation of investments: Our investments in debt securities are reported at fair value. Unrealized gains related to increases in the fair value of investments and unrealized losses related to decreases in the fair value are included in comprehensive income as reported on our Consolidated Statements of Stockholders’ Equity. However, changes in the fair value of investments impact our net income only when such investments are sold or impairment is recognized. Realized gains and losses on the sale of securities are determined by specific identification of the security’s cost basis. On our Consolidated Statements of Income, realized gains and losses from funds held for clients are included in interest on funds held for clients, whereas realized gains and losses from corporate investments are included in investment income, net.

      We are exposed to credit risk in connection with these investments through the possible inability of the borrowers to meet the terms of the bonds. We attempt to mitigate this risk by investing primarily in high-credit-quality securities. We periodically review our investment portfolio to determine if any investment is other-than-

temporarily impaired due to changes in credit risk or other potential valuation concerns, which would require us to record an impairment charge in the period any such determination is made. In making this judgment, we evaluate, among other things, the duration and extent to which the fair value of an investment is less than its cost, the credit rating and any changes in credit rating for the investment, and our ability and intent to hold the investment until the earlier of market price recovery or maturity. Our assessment that an investment is not other-than-temporarily impaired could change in the future due to new developments or changes in our strategies or assumptions related to any particular investment.

      Goodwill and intangible assets: For business combinations, we assign estimated fair values to all assets and liabilities acquired, including intangible assets such as customer lists, certain license agreements, trade names, and non-compete agreements. The assignment of fair values to acquired assets and liabilities and the determination of useful lives for depreciable and amortizable assets requires significant estimates, judgments, and assumptions. For certain fixed assets, including software, and intangible assets, we utilize the assistance of independent valuation consultants. The remaining purchase price of the acquired business not assigned to identifiable assets and liabilities is recorded as goodwill.

      We have $406.0 million of goodwill recorded on our Consolidated Balance Sheet at May 31, 2005, resulting from acquisitions in fiscal 2003 and fiscal 2004. SFAS No. 142, “Goodwill and Other Intangible Assets,” requires that goodwill not be amortized, but instead tested for impairment on an annual basis and at interim periods if an event occurs or circumstances change in a way to indicate that there has been a potential decline in the fair value of the reporting unit. Impairment is determined by comparing the estimated fair value of the reporting unit to its carrying amount, including goodwill. We perform our annual review at the beginning of the fourth fiscal quarter. Our business is largely homogeneous and, as a result, substantially all of the goodwill is associated with one reporting unit. Based on the results of our goodwill impairment review, no impairment charge was recognized in fiscal 2005 or fiscal 2004. Subsequent to this review, there have been no events or circumstances that indicate any potential impairment of our goodwill balance.

      We also test intangible assets for potential impairment when events or changes in circumstances indicate that the carrying value may not be recoverable.

      Accrual for client fund losses: We maintain an accrual for estimated losses associated with our clients’ inability to meet their payroll obligations. As part of providing payroll, tax filing and payment services, and employee payment services, we are authorized by the client to initiate money transfers from the client’s account for the amount of tax obligations and employees’ direct deposits. Electronic money fund transfers from client bank accounts are subject to potential risk of loss resulting from clients’ insufficient funds to cover such transfers. We evaluate certain uncollected amounts on a specific basis and analyze historical experience for amounts not specifically reviewed to determine the likelihood of recovery from the clients.

      Contingent liabilities: We are subject to various claims and legal matters. During the third and fourth quarters of fiscal 2004, we recorded $9.2 million and $26.6 million, respectively, in expense charges to increase the reserve for pending legal matters. At May 31, 2005, approximately $25.3 million of our reserve for pending legal matters remains. Based on the application of SFAS No. 5, “Accounting for Contingencies,” which requires us to record a reserve if we believe an unfavorable outcome is probable and the amount of the probable loss can be reasonably estimated, we deem this amount adequate. The determination of whether any particular matter involves a probable loss or if the amount of a probable loss can be reasonably estimated requires considerable judgment. This reserve may change in the future due to new developments or changes in our strategies or assumptions related to any particular matter. In light of the legal reserve recorded, we currently believe that resolution of these matters will not have a material adverse effect on our financial position or results of operations. However, these matters are subject to inherent uncertainties and there exists the possibility that the ultimate resolution of these matters could have a material adverse impact on our financial position and our results of operations in the period in which any such effect is recorded .

      Income taxes: We account for deferred taxes by recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in our financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. We account for the tax benefit from the exercise of non-qualified stock options by reducing our accrued income tax liability and increasing additional paid-in capital.

Market Risk Factors

      Changes in interest rates and interest rate risk: Funds held for clients are primarily comprised of short-term funds and available-for-sale debt securities, and corporate investments are primarily comprised of available-for-sale debt securities. Changes in interest rates will impact the earnings potential of future investments and will cause fluctuations in the market value of our longer-term available-for-sale investments. We generally direct investments towards high-credit-quality, fixed-rate municipal and government securities and manage the available-for-sale portfolio to a benchmark duration of two and one-half to three years. We do not utilize derivative financial instruments to manage interest rate risk.

      Our investment portfolios and the earnings from these portfolios have been impacted by the fluctuations in interest rates. The Federal Funds rate has increased to 3.0% as of May 31, 2005. In the fiscal year ended May 31, 2005, the average interest rate earned on our combined funds held for clients and corporate investment portfolios was 2.2% compared with 1.8% for the same period last year. Short-term interest rates rose steadily throughout fiscal 2005, but longer term rates, on average, were basically unchanged from the end of fiscal 2004. While short-term and long-term interest rates generally move in the same direction, there are certain economic and liquidity conditions that will affect this relationship. When interest rates begin to rise, the full benefit of higher interest rates will not immediately be reflected in net income due to the interaction of long- and short-term interest rate changes as discussed below. The Federal Funds rate decreased from 6.50% at the end of fiscal 2000 to 1.00% at May 31, 2004. The decreasing interest rate environment experienced through fiscal 2004 negatively affected net income growth. During most of fiscal 2004 and 2003, the decreasing rate environment generated significant unrealized gains for our longer-term available-for-sale portfolio. During fiscal 2004 and fiscal 2003, we mitigated some of the impact of lower interest rates on earnings by realizing gains from the sale of our investments.

      Increases in interest rates increase earnings from our short-term investments, which totaled approximately $1.4 billion at May 31, 2005, and over time will increase earnings from our longer-term available-for-sale investments, which totaled approximately $1.8 billion at May 31, 2005. Earnings from the available-for-sale-investments, which currently have an average duration of 1.7 years, will not reflect increases in interest rates until the investments are sold or mature and the proceeds are reinvested at higher rates. An increasing rate environment will generally result in a decrease in the fair value of our investment portfolio.

      The cost and fair value of available-for-sale securities at May 31, 2005, by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to prepay obligations without prepayment penalties.

	May 31, 2005
In thousands	Cost	Fair value

Maturity date:
Due in one year or less	$546,213	$545,525
Due after one year through three years	807,495	800,849
Due after three years through five years	290,188	287,867
Due after five years	166,716	166,517

Total available-for-sale securities	$1,810,612	$1,800,758

      The following table summarizes the changes in the Federal Funds rate over the past three fiscal years:

	2005	2004	2003

Federal Funds rate — beginning of fiscal year	1.00%	1.25%	1.75%
Rate increase/(decrease):
First quarter	0.50	(0.25)	—
Second quarter	0.50	—	(0.50)
Third quarter	0.50	—	—
Fourth quarter	0.50	—	—

Federal Funds rate — end of fiscal year	3.00%	1.00%	1.25%

Three-year “AAA” municipal securities yields — end of fiscal year	2.85%	2.50%	1.40%

      Calculating the future effects of changing interest rates involves many factors. These factors include, but are not limited to, daily interest rate changes, seasonal variations in investment balances, actual duration of short-term and available-for-sale investments, the proportional mix of taxable and tax-exempt investments, and changes in tax-exempt municipal rates versus taxable investment rates, which are not synchronized or simultaneous. Subject to these factors, a 25-basis-point change generally affects our tax-exempt interest rates by approximately 17 basis points.

      The total investment portfolio (funds held for clients and corporate investments) is expected to average approximately $3.8 billion in fiscal 2006. Our normal and anticipated allocation is approximately 60% invested in short-term securities with an average duration of thirty days and 40% invested in available-for-sale municipal securities with an average duration of two and one-half to three years. We estimate that the earnings effect of a 25-basis-point change in interest rates (17 basis points for tax-exempt investments) at the beginning of fiscal 2006 would be in the range of $3.7 million to $4.2 million for fiscal 2006.

      The combined funds held for clients and corporate available-for-sale investment portfolios reflected a net unrealized loss of $9.9 million at May 31, 2005, compared with a net unrealized loss of $4.2 million at May 31, 2004, and a net unrealized gain of $45.0 million at May 31, 2003. During fiscal 2005, the net unrealized gain or loss position ranged from a net unrealized loss of $14.4 million to a net unrealized gain of $10.6 million. During fiscal 2004, the net unrealized gain or loss position ranged from approximately $7.6 million net unrealized loss to $49.6 million net unrealized gain. The net unrealized loss position of our investment portfolios was approximately $7.0 million at June 23, 2005.

      As of May 31, 2005, and May 31, 2004, we had $1.8 billion and $1.9 billion, respectively, invested in available-for-sale securities at fair value, with weighted average yields to maturity of 2.7% and 2.3%, respectively. Assuming a hypothetical increase in both short-term and longer-term interest rates of 25 basis points, the resulting potential decrease in fair value for our portfolio of securities at May 31, 2005, would be in the range of $7.5 million to $8.0 million. Conversely, a corresponding decrease in interest rates would result in a comparable increase in fair value. This hypothetical decrease or increase in the fair value of the portfolio would be recorded as an adjustment to the portfolio’s recorded value, with an offsetting amount recorded in stockholders’ equity and with no related or immediate impact on the results of operations.

      Credit risk: We are exposed to credit risk in connection with these investments through the possible inability of the borrowers to meet the terms of the bonds. We attempt to limit credit risk by investing primarily in AAA- and AA-rated securities and A-1-rated short-term securities, and by limiting amounts that can be invested in any single instrument. At May 31, 2005, all available-for-sale and short-term securities classified as cash equivalents held an A-1 or equivalent rating, with over 98% of available-for-sale securities holding an AA rating or better.